UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2007

Metabolic Research, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

000-25879 (Commission File Number)	35-2065469 (IRS Employer Identification No.)

8333 Weston Road, Suite 106

Woodbridge, Ontario L4L 8E2

(Address of Principal Executive Offices, Zip Code)

(416) 626-5346

(Registrant's Telephone Number, Including Area Code)

Datastand Technologies, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 1, 2007 Metabolic Research Inc. (the “Company”) entered into a newsletter distribution agreement (the ‘Agreement’) with Zebra Financial Publishing LLC (“ZF”), a copy of which is attached as an Exhibit hereto.  Pursuant to the Agreement, ZF will prepare and publish a twelve page newsletter focussing primarily on the Company.  ZF will distribute the newsletter under its own brand name to 500,000 recipients.

ZF’s services include the following:  writing and editing the copy, designing the layout, obtaining necessary opt-in recipient lists and coordinating the logistical process (printing, database merge and mailing).

ZF is an independent contractor and publishes an independent, paid circulation newsletter.  ZF expects to generate new subscriber base and thereby new subscriber revenue, the amount of which is unknown at this time, from its services.  The Company desires to reach an audience to bring awareness of the existence of the Company and its new license for patents pending with respect to its natural bio-technologies and future products aimed for the treatment of arthritis and other anti-inflammatory diseases.

ZF represents that its officers, directors, shareholders and employees have not, are not and will not invest in, purchase, sell or trade in the securities of the Company.

The Company will cover all expenses associated with the publication and distribution as described in the Agreement.  Both parties agree that the final costs and final number of copies may differ from the original estimate after a merge and purge of the data.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.

Not Applicable

(b) Pro forma financial information.

Not Applicable

(c) Shell company transactions.

Not Applicable

(d) Exhibits:

Exhibit 99.1

Newsletter Distribution Agreement dated March 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIC RESEARCH, INC.

Date: March 7, 2007

By:

/s/ Nick Montesano

Name:

Nick Montesano

Title:

Chief Executive Officer, Chief Financial

Officer, and Director